Exhibit 107

Calculation of Filing Fee Tables

8i Acquisition 2 Corp.

FORM PREM14A

(Form Type)

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type		Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary share			14,000,000	$9.865	$138,110,000	0.0000927	$12,802.80
	Total Offering Amounts					$9.865	$138,110,000	0.0000927	$12,802.80
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due								$12,802.80

(1)	Based on the maximum number of ordinary shares, no par value per share (“Ordinary Shares”), of the registrant issuable upon a business combination (the “Business Combination”) involving 8i Acquisition 2 Corp. (“8i”) and EUDA Health Limited (“EUDA”). The number comprises of 14,000,000 Ordinary Shares to be issued at the Business Combination. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share sub-divisions, share dividends or similar transactions. The proposed maximum aggregate value of the transaction was calculated based on 14,000,000 multiplied by US$9.865 per Ordinary Share (the average of the high and low prices reported on the Nasdaq Global Market on June 10, 2022). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0000927 by the product calculated in the preceding sentence.